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                                                                EXHIBIT 99


[LOGO]  REPUBLIC
        INDUSTRIES, INC.
                                             450 East Las Olas Boulevard
                                             Suite 1200
                                             Fort Lauderdale, Florida 33301
                                             954-713-5200
                                             954-713-2115 FAX



FOR IMMEDIATE RELEASE                       CONTACT: Michael Karsner
---------------------                                (954) 713-5230


   REPUBLIC INDUSTRIES RAISES HALF A BILLION DOLLARS IN PRIVATE PLACEMENT


        Ft. Lauderdale, Florida (January 20, 1997)--Republic Industries, Inc. (NASDAQ:RWIN) announced today that it has accepted subscriptions from certain institutional investors in connection with a private placement transaction for the sale of approximately 15 million shares of its common stock, at a purchase price of $35.50 per share, for an aggregate amount of approximately $530 million. Due to today's banking holiday, funding of the private placement will be completed Tuesday, January 21. Proceeds from this sale will be used for general corporate purposes.

        The securities offered in this transaction were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under such Act or an applicable exemption therefrom. This release does not constitute an offer to sell or the solicitation of an offer to buy common stock of Republic Industries.

        Republic is a diversified company operating in the automotive, solid waste, electronic security and out-of-home media industries.


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